Exhibit 99.1

MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

318-377-0038 FAX

www.mblminden.com

PRESS RELEASE

Release Date:

February 15, 2013

For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. REPORTS RESULTS OF OPERATIONS

FOR THE YEAR AND 4TH QUARTER ENDED DECEMBER 31, 2012

MINDEN, LA. – February 15, 2013-Minden Bancorp, Inc. (the “Company”) (OTC BB: MDNB) today reported net income for the quarter ended December 31, 2012 of $792,000 or $0.32 per diluted share, as compared to net income of $535,000 or $0.22 per diluted share for the quarter ended December 31, 2011. The $257,000 or 48.0% increase reflects a $169,000 increase in net interest income, decreases in non-interest expense and the provision for loan losses of $81,000 and $250,000, respectively, offset by a $138,000 decrease in non-interest income and by an increase of $105,000 in the provision for income taxes.

The Company reported net income of $3.0 million or $1.23 per diluted share for the year ended December 31, 2012, an increase of $416,000 or 15.9% as compared to net income of $2.6 million or $1.05 per diluted share for the year ended December 31, 2011.

Total assets increased $11.9 million or 4.5% to $276.5 million at December 31, 2012 compared to $264.6 million at December 31, 2011. The increase primarily reflected an $18.1 million decrease in cash and cash equivalents, a $15.2 million or 20.9% increase in investment securities and a $15.0 million or 11.4% increase in net loans. The Company continued its efforts to expand its loan portfolio during 2012. Total deposits increased by $10.3 million or 4.6% to $234.0 million at December 31, 2012. The increase reflected normal seasonal growth.

Stockholders’ equity increased by $1.3 million or 3.3% to $40.3 million at December 31, 2012 as compared to $39.0 million at December 31, 2011. The increase was in part due to net income of $3.0 million, a net increase in unrealized gain on securities available for sale of $409,000 and the exercise of stock options of $241,000 for the year ended December 31, 2012. Stockholders’ equity was reduced by dividends paid of $918,000, the purchase of shares in the amount of $335,000 for the Company’s Recognition and Retention Plan, and purchase of treasury stock for $1,343,000. Stockholders’ equity amounted to $17.12 per share at December 31, 2012.

Net interest income for the three months ended December 31, 2012 increased $169,000 or 8.6% to $2.1 million as compared to $2.0 million for the same period in 2011. Net interest income increased $665,000 or 8.7% to $8.4 million for the year ended December 31, 2012 as compared to $7.7 million for the same period in 2011. The increase in net interest income for the three months ended December 31, 2012 reflected an increase in interest income of $125,000 combined with a $44,000 decrease in interest expense. The increase in net interest income for the year ended December 31, 2012 reflected an increase in interest income of $438,000 combined with an interest expense decrease of $227,000. Interest income variances primarily reflect the continued growth of our loan and investment portfolios. Interest expense decreases are a reflection of the continued re-pricing downward of our deposit liabilities resulting from the decline in interest rates.

The provision for loan losses amounted to $30,000 and $120,000 for the three months and year ended December 31, 2012, respectively. At December 31, 2012, the Company’s total nonperforming assets and troubled debt restructurings amounted to $1.4 million or 0.5% of total assets as compared to $1.1 million or 0.4% at December 31, 2011.

Total non-interest income decreased from $300,000 and $1.2 million for the three months and year ended December 31, 2011, respectively, to $162,000 and $719,000 for the comparable periods in 2012. Non-interest income for the year ended December 31, 2011 includes a gain on the sale of assets of $212,000. There were no sales of investment securities for the year ended December 31, 2012 as compared to the sale of $18.4 million of investment securities during the year ended December 31, 2011.

Non-interest expense decreased from $1.2 million and $4.5 million for the three months and year ended December 31, 2011, respectively, to $1.1 million and $4.4 million for the comparable periods in 2012.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 102 year old Louisiana-thrift chartered FDIC-insured institution serving Minden and the surrounding areas of northwest Louisiana from two banking offices. The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

(In thousands)

	December 31,	December 31,
	2012	2011

Total assets	$276,491	$264,598
Cash and cash equivalents	34,290	52,407
Investment securities	88,188	72,955
Loans receivable – net	146,481	131,454
Deposits	233,963	223,713
Total stockholders' equity	40,325	39,030

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED OPERATING DATA

(In thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Interest income, including fees	$2,430	$2,305	$9,635	$9,197
Interest expense	303	347	1,282	1,509
Net interest income	2,127	1,958	8,353	7,688
Provision for loan losses	30	280	120	370
Net interest income after
provision for loan loss	2,097	1,678	8,233	7,318
Total non-interest income	162	300	719	1,180
Total non-interest expenses	1,086	1,167	4,399	4,529
Income before income taxes	1,173	811	4,553	3,969
Income tax expense	381	276	1,518	1,350
NET INCOME	$792	$535	$3,035	$2,619

EARNINGS PER SHARE
Basic	$0.35	$0.23	$1.32	$1.13
Diluted	$0.32	$0.22	$1.23	$1.05